Exhibit 99.1

WageWorks Provides Update on Form 10-K Filing

SAN MATEO, Calif., March 19, 2018 — WageWorks, Inc. (NYSE: WAGE), a leader in administering Consumer-Directed Benefits, today provided an update regarding its Form 10-K for the fiscal year ended December 31, 2017 (the “Form 10-K”).

As reported by WageWorks in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2018, the Company was unable to file its Form 10-K within the prescribed time period without unreasonable effort or expense. The extension period provided under Rule 12b-25 expired on March 16, 2018. As disclosed in the Form 12b-25, the Company did not expect to file the Form 10-K by the prescribed due date allowed pursuant to Rule 12b-25.

The Company continues to work diligently to complete the preparation of its consolidated financial statements in order to be in a position to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the SEC as soon as possible.

The Company also announced that, as expected, it has received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE Listed Company Manual as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The NYSE informed the Company that, under the NYSE’s rules, the Company will have six months from March 16, 2018 to file the Form 10-K with the SEC. The Company can regain compliance with the NYSE continued listing requirements at any time before that date by filing the Form 10-K with the SEC. If the Company fails to file the Form 10-K before the NYSE’s six-month compliance deadline, the NYSE may grant, at its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances.

About WageWorks

WageWorks, Inc. (NYSE: WAGE) is a leader in administering Consumer-Directed Benefits (CDBs). WageWorks is solely dedicated to administering CDBs, including pre-tax spending accounts, such as Health Savings Accounts (HSAs), health and dependent care Flexible Spending Accounts (FSAs), Health Reimbursement Arrangements (HRAs), as well as Commuter Benefit Services, including transit and parking programs, wellness programs, COBRA, and other employee benefits. WageWorks makes it easier to understand and take advantage of Consumer-Directed Benefits for more than 100,000 employers and approximately 6.5 million people. WageWorks is headquartered in San Mateo, California, with offices in major locations throughout the United States. For more information, visit www.wageworks.com.

Media Contact:

Elizabeth Anderson

WageWorks, Inc.

972.984.0800

Elizabeth.Anderson@Wageworks.com

or

Meaghan Repko / Nicholas Lamplough / Amy Feng

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449 / 415.869.3950

Investor Contact:

Staci Mortenson

ICR

203.682.8273

Staci.Mortenson@icrinc.com